EXHIBIT 23.2

CONSENT OF INDEPENDENT ENGINEERS

January 24, 2011

We hereby consent to the use of and reference to our name and our report, and the inclusion and incorporation by reference of information derived from our report dated March 19, 2010 and effective December 31, 2009, evaluating the oil, natural gas and natural gas liquids reserves attributable to Baytex Energy Trust, entitled “Evaluation of the P&NG Reserves of Baytex Energy Trust and Baytex Energy USA Ltd. (As of December 31, 2009)”, in this Registration Statement on Form F-3 of Baytex Energy Corp, which report appears in the Annual Report on Form 40-F/A for the year ended December 31, 2009 of Baytex Energy Trust.

SPROULE ASSOCIATES LIMITED

By:	/s/ R. Keith MacLeod, P. Eng.
R. Keith MacLeod, P. Eng.
President and Director

Calgary, Alberta, Canada